File No. 2-17531

811-1018

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]

Pre-Effective Amendment No.	[_]

Post-Effective Amendment No. 89	[X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]

Amendment No. 60	[X]

Dreyfus Funds, Inc.

(Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation

200 Park Avenue, New York, New York 10166

(Address of Principal Executive Offices)     (Zip Code)

Registrant's Telephone Number, including Area Code: (212) 922-6000

Janette Farragher, Esq.

200 Park Avenue

New York, New York 10166

(Name and Address of Agent for Service)

COPY TO:

Clifford Alexander, Esq.

K&L Gates LLP

1601 K Street NW

Washington, DC 20006-1600

David Stephens, Esq.

Stroock & Stroock & Lavan LLP

180 Maine Lane

New York, NY 10038-4982

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

  Facing Sheet of the Registration Statement

  Part C to the Registration Statement (including signature page)

  Exhibit (n) to Item 28 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file a revised Rule 18f-3 Plan as Exhibit (n) to Item 28 to this Registration Statement on Form N-1A.

Parts A and B of Post-Effective Amendment No. 84 to the Registration Statement on Form N-1A filed on May 16, 2011 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

 PART C:  OTHER INFORMATION

Item 28.          Exhibits

(a)	(1)	Articles of Incorporation of Founders Funds, Inc., dated June 19, 1987.[1]
	(2)	Articles Supplementary to the Articles of Incorporation, filed November 25, 1987.[1]
	(3)	Articles Supplementary to the Articles of Incorporation, filed February 25, 1988.[1]
	(4)	Articles Supplementary to the Articles of Incorporation, filed December 12, 1989.[1]
	(5)	Articles Supplementary to the Articles of Incorporation, filed May 3, 1990.[1]
	(6)	Articles Supplementary to the Articles of Incorporation, filed September 22, 1993.[1]
	(7)	Articles Supplementary to the Articles of Incorporation, filed December 27, 1995.[1]
	(8)	Articles Supplementary to the Articles of Incorporation, filed May 20,1996.[2]
	(9)	Articles Supplementary to the Articles of Incorporation, filed October 21, 1996.[2]
	(10)	Articles Supplementary to the Articles of Incorporation, filed April 9, 1997.[3]
	(11)	Articles of Amendment to the Articles of Incorporation, filed April 27, 1999.[5]
	(12)	Articles Supplementary to the Articles of Incorporation, filed October 25, 1999.[6]
	(13)	Articles Supplementary to the Articles of Incorporation, filed December 29, 1999.[6]
	(14)	Articles of Amendment to the Articles of Incorporation, filed December 29, 1999.[6]
	(15)	Articles of Amendment to the Articles of Incorporation, effective December 22, 2004. [11]
	(16)	Articles Supplementary to the Articles of Incorporation, filed November 30, 2006. [13]
	(17)	Articles of Amendment to the Articles of Incorporation, effective June 1, 2007. [14]
	(18)	Articles Supplementary to the Articles of Incorporation, effective June 1, 2007. [14]
	(19) (20)	Articles Supplementary to the Articles of Incorporation, effective August 26, 2008. [15] Articles of Amendment to the Articles of Incorporation, effective December 1, 2008. [15]
(b)		By-Laws of Dreyfus Funds, Inc. [19]
(c)

Provisions defining the rights of holders of securities are contained in Article Fifth of the Registrant's Articles of Incorporation, as amended, the Articles Supplementary to the Articles of Incorporation filed October 25, 1999, and Articles II, IV, VII and IX of the Registrant's Bylaws.

(d)		Investment Advisory Agreement between Dreyfus Funds, Inc. and The Dreyfus Corporation, dated September 1, 2009.[16]
(e)	(1)	Form of Underwriting Agreement between Dreyfus Funds, Inc. and MBSC Securities Corporation (formerly known as Dreyfus Services Corporation), dated March 22, 2000, amended October 2009.[16]
	(2)	Form of Distribution and Shareholder Support Agreement for Dreyfus Funds, Inc. - Class F Shares. [14]
	(3)	Amended and Restated Distribution Agreement dated October 1, 2010[17].
	(4)	Form of Broker-Dealer Agreement for Dreyfus Funds, Inc. [15]
	(5)	Form of Bank Affiliated Broker-Dealer Agreement for Dreyfus Funds, Inc.[8]
	(6)	Form of Bank Agreement for Dreyfus Funds, Inc. [15]
(7) (8) (9)

Form of Supplement to Service Agreements dated October 1, 2006. [13]

Form of Supplement to Service Agreements dated April 16, 2007. [13]

Form of Supplemental Agreement to Broker-Dealer Agreements and Bank Agreements for Dreyfus Funds, Inc. [14]

(f)		Not applicable.
(g)		Custody Agreement between Dreyfus Funds, Inc. and The Bank of New York Mellon, dated January 1, 2011[17].
(h)	(1)	Amended and Restated Shareholder Services Agreement between Dreyfus Funds, Inc. and MBSC Securities Corporation, dated September 1, 2009. [16]
	(2)	Amended and Restated Fund Accounting and Administrative Services Agreement between Dreyfus Funds, Inc. and The Dreyfus Corporation, dated August 20, 2008. [15]
	(3)	Shareholder Services Plan, dated December 31, 1999.[5]
(i)	(1)	Opinion and consent of Moye, Giles, O’Keefe, Vermeire & Gorrell. [5]
	(2)	Opinion and consent of Dreyfus Funds Inc.'s counsel (relating to Dreyfus Equity Growth Fund and Dreyfus Mid-Cap Growth Fund) [17].
(j)		Consent of Independent Registered Public Accounting Firm. [17]
(k)		Not applicable.
(l)		Investment letters from MBC Investment Corporation, dated December 30, 1999.[7]
(m)	(1)	Amended and Restated Dreyfus Funds, Inc. Rule 12b-1 Distribution Plan (For Class F shares only), dated December 31, 1999 and amended August 19, 2009. [16]
	(2)	Dreyfus Funds, Inc. Distribution Plan for Classes B and C, dated December 31, 1999 and amended August 19, 2009.[16]

(n)	(1)	Dreyfus Funds, Inc. Rule 18f-3 Plan, as revised July 15, 2011.[18]
	(2)	Dreyfus Funds, Inc. Rule 18f-3 Plan, as revised March 13, 2012.[20]

(p)	(1)	Code of Ethics for the Independent Directors of Dreyfus Funds, Inc., effective March 31, 2010. [16]
	(2)	The Bank of New York Mellon Personal Securities Trading Policy.[16]
(q)		Power of Attorney of Bradley J. Sakpyak, James Windels and Trustees, dated October 28, 2009. [16]

______________

1      Filed previously on EDGAR with Post-Effective Amendment No. 60 to the Registration Statement on April 29, 1996 and incorporated herein by reference.

2      Filed previously on EDGAR with Post-Effective Amendment No. 62 to the Registration Statement on February 24, 1997 and incorporated herein by reference.

3      Filed previously on EDGAR with Post-Effective Amendment No. 63 to the Registration Statement on February 27, 1998 and incorporated herein by reference.

5      Filed previously on EDGAR with Post-Effective Amendment No. 65 to the Registration Statement on October 7, 1999 and incorporated herein by reference.

6      Filed previously on EDGAR with Post-Effective Amendment No. 66 to the Registration Statement on December 29, 1999 and incorporated herein by reference.

7      Filed previously on EDGAR with Post-Effective Amendment No. 67 to the Registration Statement on February 29, 2000 and incorporated herein by reference.

8      Filed previously on EDGAR with Post-Effective Amendment No. 68 to the Registration Statement on February 28, 2001 and incorporated herein by reference.

9      Filed previously on EDGAR with Post-Effective Amendment No. 71 to the Registration Statement on February 28, 2003 and incorporated herein by reference.

10    Filed previously on EDGAR with Post-Effective Amendment No. 72 to the Registration Statement on February 27, 2004 and incorporated herein by reference.

11    Filed previously on EDGAR with Post-Effective Amendment No. 74 to the Registration Statement on February 28, 2005 and incorporated herein by reference.

12   Filed previously on EDGAR with Post-Effective Amendment No. 76 to the Registration Statement on April 27, 2006 and incorporated herein by reference.

13    Filed previously on EDGAR with Post-Effective Amendment No. 77 to the Registration Statement on March 2, 2007 and incorporated herein by reference.

      14    Filed previously on EDGAR with Post-Effective Amendment No. 78 to the Registration Statement on February 29, 2008 and incorporated herein by reference.

      15    Filed previously on EDGAR with Post-Effective Amendment No. 80 to the Registration Statement on February 26, 2009 and incorporated herein by reference.

16      Filed previously on EDGAR with Post-Effective Amendment No. 83 to the Registration Statement on February 25, 2010 and incorporated herein by reference.

17      Filed previously on EDGAR with Post-Effective Amendment No. 85 to the Registration Statement on May 16, 2011 and incorporated herein by reference.

18      Filed previously on EDGAR with Post-Effective Amendment No. 87 to the Registration Statement on July 13, 2011 and incorporated herein by reference.

19      Filed previously on EDGAR with Post-Effective Amendment No. 88 to the Registration Statement on August 16, 2011 and incorporated herein by reference.

20      Filed herewith.

Item 29.          Persons Controlled by or Under Common Control with the Fund

            Not applicable.

Item 30.           Indemnification

Indemnification provisions for officers, directors, employees, and agents of the Registrant are set forth in Article XII of the By-Laws of the Registrant, which By-Laws were filed herein.  Section 12.01 of Article XII of the By-Laws provides that the Registrant shall indemnify each person who is or was a director, officer, employee or agent of the Registrant against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by Section 2-418 of the General Corporation Law of Maryland or any other applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be provided to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.           Business and Other Connections of the Investment Adviser

The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser and manager for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer.

Item 31.           Business and Other Connections of Investment Adviser (continued)
                        Officers and Directors of Investment Adviser

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

Jonathan Baum Chief Executive Officer and Chair of the Board	MBSC Securities Corporation++	Chief Executive Officer Chairman of the Board	3/08 - Present 3/08 - Present

J. Charles Cardona President and Director	MBSC Securities Corporation++	Director Executive Vice President	6/07 – Present 6/07 - Present

	Universal Liquidity Funds plc+	Director	4/06 - Present

Diane P. Durnin Vice Chair and Director	None

Robert G. Capone Director	MBSC Securities Corporation++	Executive Vice President Director	4/07 - Present 4/07 - Present
	The Bank of New York Mellon*****	Vice President	2/06 - Present

Mitchell E. Harris Director	Standish Mellon Asset Management Company LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	Chairman Chief Executive Officer Member, Board of Managers	2/05 – Present 8/04 – Present 10/04 - Present

	Alcentra NY, LLC++	Manager	1/08 - Present

	Alcentra US, Inc. ++	Director	1/08 - Present

	Alcentra, Inc. ++	Director	1/08 - Present

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present

	Pareto New York LLC++	Manager	11/07 - Present

	Standish Ventures LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	President Manager	12/05 - Present 12/05 - Present

	Palomar Management London, England	Director	12/97 - Present

	Palomar Management Holdings Limited London, England	Director	12/97 - Present

	Pareto Investment Management Limited London, England	Director	9/04 - Present

Jeffrey D. Landau Executive Vice President and Director	The Bank of New York Mellon+	Executive Vice President	4/07 - Present
	Allomon Corporation+	Treasurer	12/07 - Present

	APT Holdings Corporation+	Treasurer	12/07 - Present

	BNY Mellon, N.A.+	Treasurer	7/07 - 1/10
	Mellon Funding Corporation+	Treasurer	12/07 - 12/09
	The Bank of New York Mellon Corporation+	Treasurer	7/07 - 1/10
	MBSC Securities Corporation++	Executive Vice President Director	1/10 – Present 1/10 – Present

Christopher E. Sheldon Chief Investment Officer, Executive Vice President and Director	Mellon Global Investing Corp. +	Senior Vice President	5/08 - Present
	BNY Mellon, National Association+	Managing Director	7/09 – Present
	The Bank of New York Mellon*****	Managing Director	7/09 - Present

Bradley J. Skapyak Chief Operating Officer and Director	MBSC Securities Corporation++	Executive Vice President	6/07 - Present
	The Bank of New York Mellon****	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

	Dreyfus Transfer, Inc. ++	Chairman Director Senior Vice President	5/11 - Present 5/10 - Present 5/10 - 5/11

Dwight Jacobsen Executive Vice President and Director	MBSC Securities Corporation++	Executive Vice President Director	6/08 – Present 6/08 – Present

Patrice M. Kozlowski Senior Vice President – Corporate Communications	None

Gary Pierce Controller	The Bank of New York Mellon *****	Vice President	7/08 - Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

	Laurel Capital Advisors, LLP+	Chief Financial Officer	5/07 - Present

	MBSC Securities Corporation++	Director Chief Financial Officer	6/07 – Present 6/07 - Present

	Founders Asset Management, LLC****	Assistant Treasurer	7/06 - 12/09
	Dreyfus Consumer Credit Corporation ++	Treasurer	7/05 - 8/10

	Dreyfus Transfer, Inc. ++	Chief Financial Officer Treasurer	7/05 - Present 5/11- Present

	Dreyfus Service Organization, Inc.++	Treasurer	7/05 – Present

	Seven Six Seven Agency, Inc. ++	Treasurer	4/99 - Present

Joseph W. Connolly Chief Compliance Officer	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 - Present
	Laurel Capital Advisors, LLP+	Chief Compliance Officer	4/05 - Present
	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present
	MBSC Securities Corporation++	Chief Compliance Officer	6/07 – Present

Christopher O'Connor Chief Administrative Officer	MBSC Securities Corporation++	Executive Vice President Senior Vice President	12/11 – Present 5/06 – 12/11

Gary E. Abbs Vice President – Tax	The Bank of New York Mellon+	First Vice President and Manager of Tax Compliance	12/96 - Present
	Dreyfus Service Organization++	Vice President – Tax	1/09 - Present

	Dreyfus Consumer Credit Corporation++	Chairman President	1/09 – 8/10 1/09 – 8/10

	MBSC Securities Corporation++	Vice President – Tax	1/09 - Present

Jill Gill Vice President – Human Resources	MBSC Securities Corporation++	Vice President	6/07 – Present
	The Bank of New York Mellon *****	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

Joanne S. Huber Vice President – Tax	The Bank of New York Mellon+	State & Local Compliance Manager	7/07 - Present

	Dreyfus Service Organization++	Vice President – Tax	1/09 – Present

	Dreyfus Consumer Credit Corporation++	Vice President – Tax	1/09 – 8/10

	MBSC Securities Corporation++	Vice President – Tax	1/09 – Present

Anthony Mayo Vice President – Information Systems	None

John E. Lane Vice President	A P Colorado, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	A P East, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P Management, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P Properties, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	Allomon Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	AP Residential Realty, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	AP Wheels, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	BNY Mellon, National Association +	Vice President – Real Estate and Leases	7/08 - Present
	Citmelex Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Eagle Investment Systems LLC 65 LaSalle Road West Hartford, CT 06107	Vice President– Real Estate and Leases	8/07 - Present
	East Properties Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	FSFC, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Holiday Properties, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	MBC Investments Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	MBSC Securities Corporation++	Vice President– Real Estate and Leases	8/07 - Present
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Bank Community Development Corporation+	Vice President– Real Estate and Leases	11/07 - Present
	Mellon Capital Management Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Mellon Financial Services Corporation #1+	Vice President– Real Estate and Leases	8/07 - Present
	Mellon Financial Services Corporation #4+	Vice President – Real Estate and Leases	7/07 - Present
	Mellon Funding Corporation+	Vice President– Real Estate and Leases	12/07 - Present
	Mellon Holdings, LLC+	Vice President– Real Estate and Leases	12/07 - Present
	Mellon International Leasing Company+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Leasing Corporation+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Ventures, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Melnamor Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	MFS Leasing Corp. +	Vice President– Real Estate and Leases	7/07 - Present
	MMIP, LLC+	Vice President– Real Estate and Leases	8/07 - Present
	Pareto New York LLC++	Vice President– Real Estate and Leases	10/07 - Present
	Pontus, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Promenade, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	RECR, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Technology Services Group, Inc.*****	Senior Vice President	6/06 - Present

	Tennesee Processing Center LLC*****	Managing Director	5/08 - Present

	Texas AP, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	The Bank of New York Mellon*****	Vice President – Real Estate and Leases	7/08 - Present
	The Bank of New York Mellon Corporation*****	Executive Vice President	8/07 - Present

	Trilem, Inc. +	Vice President– Real Estate and Leases	8/07 - Present

Kathleen Geis Vice President	BNY Mellon, National Association+	Managing Director	7/09 - Present
	BNY Mellon Distributors Holdings, Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Performance & Risk Analytics, LLC+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust Company of Illinois+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust of Delaware+	Vice President - Real Estate	7/11 - Present
	Eagle Investment Systems LLC+	Vice President - Real Estate	7/11 - Present
	Ivy Asset Management LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Capital Management Corporation***	Vice President - Real Estate	7/11 - Present
	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 - Present
	Mellon Holdings LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Investor Services LLC+	Vice President - Real Estate	7/11 - Present
	Pareto New York LLC*****	Vice President - Real Estate	7/11 - Present
	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 - Present
	Technology Services Group, Inc. +	Vice President - Real Estate	7/11 - Present
	Tennessee Processing Center LLC+	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present
	Alcentra US, Inc. ++	Vice President - Real Estate	7/11 - Present
	BNY Mellon Capital Markets LLC++	Vice President - Real Estate	7/11 - Present
	Pershing LLC*****	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon+	Managing Director	7/09 - Present
	MBNA Institutional PA Services, LLC+	Managing Director Senior Vice President	7/09 - Present 10/06 - 7/09

Dean M. Steigauf Vice President	BNY Mellon, National Association+	Vice President	7/09 - Present
	BNY Mellon Distributors Holdings, Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Performance & Risk Analytics, LLC+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust Company of Illinois+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust of Delaware+	Vice President - Real Estate	7/11 - Present
	Eagle Investment Systems LLC+	Vice President - Real Estate	7/11 - Present
	Ivy Asset Management LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Capital Management Corporation***	Vice President - Real Estate	7/11 - Present
	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 - Present
	Mellon Holdings LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Investor Services LLC+	Vice President - Real Estate	7/11 - Present
	Pareto New York LLC*****	Vice President - Real Estate	7/11 - Present
	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 - Present
	Technology Services Group, Inc. +	Vice President - Real Estate	7/11 - Present
	Tennessee Processing Center LLC+	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present
	Alcentra US, Inc. ++	Vice President - Real Estate	7/11 - Present
	BNY Mellon Capital Markets LLC++	Vice President - Real Estate	7/11 - Present
	Pershing LLC*****	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon+	Vice President	12/02 - Present

James Bitetto Secretary	The Dreyfus Family of Funds++	Vice President and Assistant Secretary	8/05 - Present

	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

	The Dreyfus Consumer Credit Corporation++	Vice President	2/02 - 8/10

	Founders Asset Management LLC****	Assistant Secretary	3/09 - 12/09

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is One Bush Street, Suite 450, San Francisco, California 94104.
***	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, California 94104.
****	The address of the business so indicated is 210 University Blvd., Suite 800, Denver, Colorado 80206.
*****	The address of the business so indicated is One Wall Street, New York, New York 10286.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144.
++++	The address of the business so indicated is White Clay Center, Route 273, Newark, Delaware 19711.
+++++	The address of the business so indicated is 4005 Kennett Pike, Greenville, DE 19804.

Item 32. Principal Underwriters
(a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:
1.	Advantage Funds, Inc.
2.	BNY Mellon Funds Trust
3.	CitizensSelect Funds
4.	Dreyfus Appreciation Fund, Inc.
5.	Dreyfus BASIC Money Market Fund, Inc.
6.	Dreyfus BASIC U.S. Government Money Market Fund
7.	Dreyfus BASIC U.S. Mortgage Securities Fund
8.	Dreyfus Bond Funds, Inc.
9.	Dreyfus Cash Management
10.	Dreyfus Connecticut Municipal Money Market Fund, Inc.
11.	Dreyfus Dynamic Alternatives Fund, Inc.
12.	Dreyfus Funds, Inc.
13.	The Dreyfus Fund Incorporated
14.	Dreyfus Government Cash Management Funds
15.	Dreyfus Growth and Income Fund, Inc.
16.	Dreyfus Index Funds, Inc.
17.	Dreyfus Institutional Cash Advantage Funds
18.	Dreyfus Institutional Preferred Money Market Funds
19.	Dreyfus Institutional Reserves Funds
20.	Dreyfus Intermediate Municipal Bond Fund, Inc.
21.	Dreyfus International Funds, Inc.
22.	Dreyfus Investment Funds
23.	Dreyfus Investment Grade Funds, Inc.
24.	Dreyfus Investment Portfolios
25.	The Dreyfus/Laurel Funds, Inc.
26.	The Dreyfus/Laurel Funds Trust
27.	The Dreyfus/Laurel Tax-Free Municipal Funds
28.	Dreyfus LifeTime Portfolios, Inc.
29.	Dreyfus Liquid Assets, Inc.
30.	Dreyfus Manager Funds I
31.	Dreyfus Manager Funds II
32.	Dreyfus Massachusetts Municipal Money Market Fund
33.	Dreyfus Midcap Index Fund, Inc.
34.	Dreyfus Money Market Instruments, Inc.
35.	Dreyfus Municipal Bond Opportunity Fund
36.	Dreyfus Municipal Cash Management Plus
37.	Dreyfus Municipal Funds, Inc.
38.	Dreyfus Municipal Money Market Fund, Inc.
39.	Dreyfus New Jersey Municipal Bond Fund, Inc.
40.	Dreyfus New Jersey Municipal Money Market Fund, Inc.
41.	Dreyfus New York AMT-Free Municipal Bond Fund
42.	Dreyfus New York AMT-Free Municipal Money Market Fund
43.	Dreyfus New York Municipal Cash Management
44.	Dreyfus New York Tax Exempt Bond Fund, Inc.
45.	Dreyfus Opportunity Funds
46.	Dreyfus Pennsylvania Municipal Money Market Fund
47.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
48.	Dreyfus Premier GNMA Fund, Inc.
49.	Dreyfus Premier Investment Funds, Inc.
50.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
51.	Dreyfus Premier Worldwide Growth Fund, Inc.
52.	Dreyfus Research Growth Fund, Inc.
53.	Dreyfus State Municipal Bond Funds
54.	Dreyfus Stock Funds
55.	Dreyfus Short-Intermediate Government Fund
56.	The Dreyfus Socially Responsible Growth Fund, Inc.
57.	Dreyfus Stock Index Fund, Inc.
58.	Dreyfus Tax Exempt Cash Management Funds
59.	The Dreyfus Third Century Fund, Inc.
60.	Dreyfus Treasury & Agency Cash Management
61.	Dreyfus Treasury Prime Cash Management
62.	Dreyfus U.S. Treasury Intermediate Term Fund
63.	Dreyfus U.S. Treasury Long Term Fund
64.	Dreyfus 100% U.S. Treasury Money Market Fund
65.	Dreyfus Variable Investment Fund
66.	Dreyfus Worldwide Dollar Money Market Fund, Inc.
67.	General California Municipal Money Market Fund
68.	General Government Securities Money Market Funds, Inc.
69.	General Money Market Fund, Inc.
70.	General Municipal Money Market Funds, Inc.
71.	General New York Municipal Money Market Fund
72.	Strategic Funds, Inc.

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Jon R. Baum*	Chief Executive Officer and Chairman of the Board	None
Ken Bradle**	President and Director	None
Robert G. Capone****	Executive Vice President and Director	None
J. Charles Cardona*	Executive Vice President and Director	Executive Vice President (Money Market Funds Only)
Sue Ann Cormack**	Executive Vice President	None
John M. Donaghey***	Executive Vice President and Director	None
Dwight D. Jacobsen*	Executive Vice President and Director	None
Mark A. Keleher*****	Executive Vice President	None
James D. Kohley***	Executive Vice President	None
Jeffrey D. Landau*	Executive Vice President and Director	None
William H. Maresca*	Executive Vice President and Director	None
Timothy M. McCormick*	Executive Vice President	None
David K. Mossman***	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone**	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	President
Gary Pierce*	Chief Financial Officer and Director	None
Tracy Hopkins*	Senior Vice President	None
Mercedez Katz**	Senior Vice President	None
Mary T. Lomasney****	Senior Vice President	None
Barbara A. McCann****	Senior Vice President	None
Christopher D. O' Connor*	Senior Vice President	None
Christine Carr Smith*****	Senior Vice President	None
Ronald Jamison*	Chief Legal Officer and Secretary	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Stephen Storen*	Chief Compliance Officer	Anti-Money Laundering Compliance Officer
Maria Georgopoulos*	Vice President – Facilities Management	None
Stewart Rosen*	Vice President – Facilities Management	None
Karin L. Waldmann*	Privacy Officer	None
Gary E. Abbs***	Vice President – Tax	None
Timothy I. Barrett**	Vice President	None
Gina DiChiara*	Vice President	None
Jill Gill*	Vice President	None
Joanne S. Huber***	Vice President – Tax	None
John E. Lane******	Vice President	None
Kathleen Geis******	Vice President	None
Dean M. Steigauf******	Vice President	None
Donna M. Impagliazzo**	Vice President – Compliance and Anti-Money Laundering Officer	None
Edward A. Markward*	Vice President – Compliance	None
Anthony Nunez*	Vice President – Finance	None
William Schalda*	Vice President	None
John Shea*	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil*	Vice President – Finance	None
William Verity*	Vice President – Finance	None
James Windels*	Vice President	Treasurer
James Bitetto*	Assistant Secretary	Vice President and Assistant Secretary
James D. Muir*	Assistant Secretary	None
Barbara J. Parrish***	Assistant Secretary	None
Cristina Rice***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is One Mellon Bank Center, Pittsburgh, PA 15258.
****	Principal business address is One Boston Place, Boston, MA 02108.
*****	Principal business address is 50 Fremont Street, Suite 3900, San Francisco, CA 94104.
******	Principal business address is 101 Barclay Street, New York 10286.

Item 33.           Location of Accounts and Records

                        1.         The Bank of New York Mellon
                                    One Wall Street
                                    New York, New York 10286

2.         The Bank of New York Mellon
                        One Mellon Bank Center
                        Pittsburgh, Pennsylvania 15258

                        3.         DST Systems, Inc.
                                    1055 Broadway
                                    Kansas City, MO 64105

                        4.         The Dreyfus Corporation
                                    200 Park Avenue
                                    New York, New York 10166

Item 34.           Management Services

                        Not Applicable

Item 35.           Undertakings

                        None

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York on the 8th day of March, 2012.

DREYFUS FUNDS, INC
BY: /s/ Bradley J. Skapyak * Bradley J. Skapyak, President

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Bradley J. Skapyak* Bradley J. Skapyak	President (Principal Executive Officer)	03/08/2012

/s/James Windels* James Windels	Treasurer (Principal Financial and Accounting Officer)	03/08/2012

/s/Joseph S. DiMartino* Joseph S. DiMartino	Trustee, Chairman of the Board	03/08/2012

/s/Francine J. Bovich* Francine J. Bovich	Trustee	03/08/2012

/s/James M. Fitzgibbons* James M. Fitzgibbons	Trustee	03/08/2012

/s/Kenneth A. Himmel* Kenneth A. Himmel	Trustee	03/08/2012

/s/Stephen J. Lockwood* Stephen J. Lockwood	Trustee	03/08/2012

/s/Roslyn M. Watson* Roslyn M. Watson	Trustee	03/08/2012

/s/Benaree Pratt Wiley* Benaree Pratt Wiley	Trustee	03/08/2012

*By:     /s/James Bitetto

Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit No.

(n)(2) Rule 18f-3 Plan